Form N-SAR,
Sub-Item 77I
Terms of new or amended securities




Nuveen AMT-Free Municipal Income Fund f/k/a
Nuveen Insured Tax-Free Advantage Municipal Fund

811-21213

The Registrant has added two new series of the preferred share class, as stated in the Statement Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants Statement Establishing and
Fixing the Rights and Preferences, Series 1 VRDP and Series
2 VRDP, filed as exhibits to Form N-SAR, Sub-Item
77Q1(a).